As filed with the Securities and Exchange Commission on December 28, 2005.	Registration No. 333-125145

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 5 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMALGAMATED PICTURES CORP.

(Name of Small Business Issuer in its charter)

Florida	7812	20-2521015

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification No.)

2132 Mears Parkway Margate, FL 33063 (305) 735-2054	2132 Mears Parkway Margate, FL 33063

(Address and Telephone Number of Principal Executive Offices)	(Address of Principal Place of Business)

Avery Pack, President and Chief Executive Officer 2132 Mears Parkway Margate, FL 33063 (305) 735-2054

(Name, Address and Telephone Number of Agent for Service)

Copies of all communications to:
David L. Kahn, Esq.
3150 West Fir Avenue, #127
Fresno, CA 93711
Phone: (559) 440-9248, Fax: (559) 440-9348

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)		Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Units, each consisting of one share of common stock and one Class A warrant(2)	100,000	$5.10	(1)	$510,000	$ 60.03
(a) Common stock	100,000	--		--	--
(b) Class A warrants to purchase common stock	100,000	--		--	--
(c) Common stock underlying Class A warrants	100,000	$6.00		$600,000	$ 70.62

Total				$1,110,000	$130.65

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2) Includes 100,000 shares of common stock issuable upon exercise of Class A warrants.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

DATED: ________, 2005

The securities may not be sold pursuant to this prospectus until this Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated ______, 2005

PROSPECTUS

100,000 Units

            We are offering 100,000 units. Each consists of one share of our common stock and one Class A warrant exercisable at $6.00 until ___________, 2006. The Class A warrant entitles the holder to acquire one share of common stock. The warrant is redeemable under certain circumstances. The exercise price of the warrant bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price or value of the securities offered in this offering.

            Prior to this offering, no public market has existed for shares of our common stock. There is no assurance that a trading market for the shares of our common stock or warrants will ever develop. The transferability of our shares and warrants may be limited under state law because we do not intend to qualify this offering under state law until 30 days prior to completion of this offering, which may not occur for a year.

            The offering will remain open until ____________, 2006, unless the maximum proceeds are received earlier or we decide to stop selling our securities. There is no required minimum number of units to be sold.  Because there is no minimum amount of shares that must be sold, we may receive no proceeds or very little proceeds from this offering.

            The offering is being made directly by us through our sole officer-director who will not receive any compensation for such sales.

Price Table		Total proceeds before expenses assuming sale of

	Per Unit	25,000 units 25%	50,000 units 50%	100,000 units 100%

Public offering price	$5.10	$127,500	$255,000	$510,000

            This investment involves a high degree of risk and substantial dilution. You should purchase units only if you can afford a complete loss of your investment. We strongly urge you to read the entire prospectus. YOU SHOULD CAREFULLY REVIEW THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DESCRIPTION OF THE SIGNIFICANT RISKS INVOLVED IN OUR BUSINESS AND IN PURCHASING OUR SECURITIES BEFORE MAKING ANY INVESTMENT DECISIONS. No escrow or trust account will be established. Your funds are to be paid directly to us. At the time of subscribing, you will not be able to know how many shares other investors will purchase.

            The information in this prospectus is not complete and may be changed. We are not permitted to sell the units until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state in which the offer or solicitation is not permitted.

            Brokers or dealers effecting transactions in the securities being offered pursuant to this prospectus should confirm that the securities are registered under applicable state law or that an exemption from registration is available.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2005.

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
DILUTION
CAPITALIZATION
BUSINESS
OUR COMPANY
MANAGEMENT
INDEMNIFICATION OF SOLE OFFICER-DIRECTOR
PRINCIPAL SHAREHOLDER
CERTAIN TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
TRANSFER AGENT
SHARES ELIGIBLE FOR FUTURE SALE
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INDEX TO FINANCIAL STATEMENTS

Dealer Prospectus Delivery Obligation

Until __________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

Our Company

            We are a development stage, independent motion picture company organized on March 18, 2005. After completing this offering, we plan to develop, produce, market, and distribute low-budget, feature-length motion pictures captured and edited using high-definition digital video technologies. We plan to distribute our films directly to the international and domestic markets on DVDs sold on the Internet. We have not had any operating revenues from operations.  We have only one employee, Avery Pack, who is our sole officer, director and controlling shareholder.

            Our principal offices are located at 2132 Mears Parkway, Margate, Florida 33063. Our telephone number is (305) 735-2054.

The Offering

Securities offered by us:	Up to 100,000 units consisting of one share of common stock and one Class A redeemable warrant.

Price:	$5.10 per unit

Common stock outstanding prior to registration statement:	638,500

Common stock outstanding after the offering:	663,500 if 25% of offering is sold 688,500 if 50% of offering is sold 738,500 if 100% of offering is sold

Percentage of common stock outstanding after the offering to be held by our sole executive officer- director:	94.2% if 25% of offering is sold 90.8% if 50% of offering is sold 84.6% if 100% of offering is sold As a result, our sole executive officer-director will exercise control over our direction.

Warrant:	Class A, one-year redeemable warrant to purchase one share of common stock at $6.00 per share until __________, 2006.

Terms:	No minimum amount required to be sold before we use the offering proceeds. The offering will terminate no later than 12 months from the effective date of this offering.

Plan of distribution:	We will attempt to sell our securities without an underwriter. They will be offered for sale by our principal executive officer.

Use of proceeds:	For motion picture production and working capital.

            Unless otherwise specifically stated, information throughout this prospectus assumes: 100,000 units will be sold; the warrants will not be exercised; and excludes 500,000 shares reserved for issuance under our stock option plan.

            There is no public market for our common shares and warrants and there can be no assurance that a public market for our common stock and warrants will ever develop.  Without a public market, there will be no liquidity in your investment in our securities which means that you may be unable to resell your common shares and warrants, and if you are able to resell them, you may not be able to recover your investment.

Summary Financial Data

            The following summary financial data should be read in conjunction with our financial statements, including notes, and other financial information included elsewhere in this prospectus. The financial information as of September 30, 2005 is not necessarily indicative of results that may be expected for the entire year.

            The following table sets forth our selected financial data for the period ending September 30, 2005.

Statement of operations data	For the period March 18, 2005 (inception) through September 30, 2005

Revenue from operations	$ 0
Total costs and expenses	14,584
Interest income	282
Net loss	(14,302)
Net loss per common share outstanding	$(0.02)
Weighted average shares outstanding	638,500

            The following table is a summary of our balance sheet at September 30, 2005.

Balance sheet data	As of September 30, 2005

Current assets	$ 26,062
Working capital	26,062
Total assets	26,733
Total liabilities	1,195
Total stockholders' equity	25,538

RISK FACTORS

            Please carefully consider these risks. Our securities should only be considered for purchase if you can afford the risk of losing your entire investment. Prior to purchasing our securities, prospective investors should carefully consider the following risk factors:

We have a very short operating history upon which you can evaluate our company.

            We are a newly organized development stage corporation, having been incorporated on March 18, 2005, and have a very limited operating history from which to evaluate our business and prospects. We have had no revenues. We had a loss of $14,302 from March 18, 2005 (inception) to September 30, 2005. Our working capital was only $26,062 as of September 30, 2005. There is no assurance that our future proposed operations will be implemented, let alone successfully, or that we will ever have profits. We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with the formation and commencement of operations, including, but not limited to, operational difficulties and capital requirements and management's potential underestimation of initial and ongoing costs. In evaluating our business and prospects, these and other difficulties should be considered.

Because the motion picture business is highly speculative, we may never generate any revenue, let alone be profitable.

            We believe that, substantially all of our revenues, if any, will be derived from the production and distribution of our movies. The entertainment industry in general, and the development, production and distribution of motion pictures, in particular, is highly speculative and involves a substantial degree of risk. Since each project is an individual artistic work and its commercial success is primarily determined by audience reaction, which is volatile and unpredictable, there can be no assurance that any entertainment property will be profitable. Even if a production is a critical or artistic success, there is no assurance that it will be profitable. Relatively few motion pictures return a profit to investors. There can be no assurance that a motion picture will recoup its production costs. There is a very high degree of risk that any motion picture we may produce will not return all or any portion of our investment.

Because the movie industry is intensely competitive and we lack the name recognition and resources of our competitors, we may never generate any revenues, let alone become profitable.

            Competition in the motion picture industry is intense. We will be competing with other film producers for scripts, actors, directors as well as audiences. We will face intense competition from other varieties of public entertainment.

            Virtually all of our competitors are significantly larger than we are, have been in business significantly longer than we have, and have substantially more resources at their disposal. Some of the production and distribution companies we compete with are Troma Entertainment Inc.; Lions Gate Entertainment Corp.; and Dimension Films, a division of The Walt Disney Company. The U.S. motion picture industry can be divided into major studios and independent companies, with the major studios dominating the industry in the number of theatrical releases. The major studios are typically large diversified corporations that have strong relationships with creative talent, exhibitors and others involved in the entertainment industry and have global film production and distribution capabilities. We do not expect to have theatrical releases for our films, but rather, we intend to distribute any films we may produce directly to consumers.

            Because we have not previously produced and distributed any films, have no revenue and have very limited capital resources, we are at a very severe competitive disadvantage within the movie industry. This severe competitive disadvantage may significantly adversely affect the financial performance of our movies.

Because of piracy, illegal duplication of DVDs and file sharing of motion pictures over the Internet, it is difficult to protect intellectual property, and therefore we may not be able to generate significant sales, let alone be profitable.

            We plan to copyright all of our film properties and projects. However, there is no practical protection from the films being copied by others without payment to our company, especially overseas. Our ability to compete depends in part on the successful protection of our intellectual property, namely our movie productions. Piracy, illegal duplication and Internet peer-to-peer file sharing of motion pictures has had an adverse effect on the entertainment industry as a whole. If new legislation aimed at protecting entertainment companies against piracy, illegal duplication and Internet peer-to-peer file sharing is not enacted and enforced, and we are unable to protect our motion pictures from piracy, illegal duplication and Internet peer-to-peer file sharing, then we may not be able to generate significant sales, let alone be profitable.

Because our president has limited experience in running a company, he may make decisions, which could significantly adversely affect our operations and financial condition.

            Although Mr. Pack, our president, has experience in numerous forms of entertainment, such as video games and digital media, he does not have experience in the actual running of a company. Upon completion of this offering, if we are able to raise sufficient funds, we plan to hire several key executives who have held senior management positions in the film industry. There is no assurance, however, that we will be successful in attracting executives with suitable experience.

Because our president has limited experience in the motion picture industry, he may be unable to successfully implement our business plan, which would result in an inability to earn revenue.

            Our president has limited experience in the motion picture industry. Avery Pack has experience in the development of other forms of digital entertainment including video games and digital media, but he has never produced a motion picture and has no other experience in the motion picture industry. Our president's lack of experience could severely hinder our ability to successfully develop motion pictures. It is likely that our management's inexperience with motion picture production and distribution will severely hinder our ability to generate revenues, let alone be profitable.

Because we are selling the offering without making any arrangements for escrow of the proceeds, if we only sell a small number of units, our ability to pursue our business plan would be significantly diminished and it would be very difficult, if not impossible, for us to be profitable.

            There is no minimum-offering amount that we must sell before we use the proceeds of the offering. Funds tendered by prospective purchasers will not be placed in escrow, but will be available for use by us immediately upon acceptance, for the purposes and in the amounts as estimated in the section of this prospectus entitled "Use of Proceeds." Lack of an escrow arrangement could cause greater risk to the investors in the event that insufficient capital is raised in the offering. No commitment exists by anyone to purchase all or any part of this offering.

There is no underwriter for this offering so we cannot be sure as to the amount of capital we will raise.

            There is no underwriter for this offering. Therefore, you will not have the benefit of an underwriter's due diligence efforts which would typically include underwriter involvement in the preparation, investigation and verification of the information for disclosure and in the pricing of the securities being offered, as well as other matters. Because we do not have any experience in the public sale of our common stock, investors may not be able to rely on our ability to consummate this offering. Accordingly, there can be no assurance as to the number of units that may be sold or the amount of capital that may be raised by this offering.

Because of state securities registration requirements, the transferability of our securities may be affected.

            The purchasers of our securities will be able to resell such securities in the public market only if securities are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the proposed purchasers reside. The value and transferability of our securities may be significantly adversely impacted if the securities are not qualified or exempt from qualification in the jurisdictions in which any prospective purchaser of the securities then resides.

            We intend to list our company with a nationally recognized securities manual such as "Standard and Poor's Standard Corporation Descriptions." Purchasers who wish to resell their securities may only do so in those jurisdictions that recognize such a standard manual exemption or if the sale of their securities is otherwise exempt from registration in the jurisdiction in which they reside.

            Thirty-five (35) states currently identify these manuals as a "recognized securities manual" in their securities statutes. The description of our company in these manuals may satisfy manual exemption requirements in each of these states. A state's acceptance is not guaranteed, and must be checked with the securities administrator in the particular states in which acceptance is sought. We may be required to register for further exemption in the following 15 states not covered by manual exemption: Alabama, California, Georgia, Illinois, Kentucky, Louisiana, Montana, New Hampshire, New York, Pennsylvania, South Dakota, Tennessee, Vermont, Virginia and Wisconsin.

            If we make application for listing in one of these recognized manuals, we must enter into an agreement, pay a filing fee, and submit certain information including copies of this prospectus and updated financial statements. We expect to make this application within 30 days prior to the completion of this offering. We are uncertain as to when this offering will be completed and that it might be open for a longer period of time than anticipated, possibly up to 12 months after the effective date of this offering. If we apply, there is no assurance we will receive editorial approval for inclusion. If listed, we will be required to update with annual and interim reports, proxy statements, and press releases as they are issued. Additionally, annual payments will be required. If we do not comply with these future requirements, our manual listing will be deleted.

In the event our common stock share price is less than $5.00, penny stock regulation may restrict the marketability of our securities and cause the price of our securities to decline.

            The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. If our stock price declines to below $5.00, our common stock will be subject to rules that impose additional sales practice requirements on broker-dealers. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase and a risk disclosure document relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Also, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and may affect the price at which such purchasers can sell any such securities.

Because we may be unsuccessful in raising at least $75,000 from this offering to produce our first motion picture and to satisfy our liquidity needs for the next 12 months, we may be unable to commence operations and pursue our business plan.

            We need at least $75,000 to produce a film property and commence operations.  We may be unable to raise $75,000 from this offering and therefore will be unable to pursue our business plan.

            If we are unable to raise at least $75,000 in this offering, we will attempt to borrow funds from a bank or other financial institution to satisfy our minimum cash requirements, up to $75,000, to initiate operations and produce our first film property.  If we are unable to borrow funds from a bank or other financial institution, our president and sole-director, Avery Pack, has agreed to lend us the money required to satisfy our minimum cash requirements.

Because our sole officer-director, at his discretion, may borrow funds for us without stockholder approval, the value of our shares may decline.

            Our sole officer-director has the right, in his sole discretion, to borrow funds on our behalf. Our sole officer-director does not require stockholder approval prior to borrowing. Our assets may be used as collateral for borrowings. If we have difficulty repaying these borrowings out of our working capital, we may be forced to liquidate assets at an inappropriate time or default. In the event of a default, our lender may dispose of collateral to the detriment of our business and the value of our shares may decline and the equity of our stockholders may be reduced or eliminated.

The loss of the continued services of Avery Pack could adversely affect our business and decrease the value of our securities.

            Our executive management currently consists solely of Avery Pack. Our success depends on his continued employment with our company. We will continue to be especially dependent on the services of Avery Pack, president and chief executive officer. Loss of his services for any substantial time would materially adversely affect our results of operations and financial condition. Subject to availability of sufficient funds, we plan to consider obtaining "key-man" insurance covering Mr. Pack.

Because our president had previously attempted to raise capital for a company that had a very similar business plan to ours, and was unable to raise sufficient capital to execute the previous company's business plan and, during his tenure as president, that company did not generate any revenue, there is no assurance that we will be successful in this offering.

            Prior to our company's formation, Mr. Pack, was the president of Consolidated Pictures Corp. ("Consolidated Pictures"), a Delaware company formed in January 2001. The business plan of Consolidated Pictures was to develop, produce, market, and distribute low-budget films directly to the international and domestic markets on DVDs sold on the Internet. From that company's inception, January 2001, to Mr. Pack's resignation, October 2004, Consolidated Pictures did not generate any revenue. Mr. Pack was unable to execute the business plan of Consolidated Pictures due to his inability to raise sufficient funds.

            On May 30, 2001, Consolidated Pictures filed a registration statement with the Securities and Exchange Commission to publicly offer up to $250,000 of its securities, in a self-underwritten offering, so as to have funds to proceed with its business plan, which required at least $62,500. On September 4, 2001, the Consolidated Pictures offering was deemed effective and Consolidated Pictures proceeded to offer its securities. In two years, by September 2003, Consolidated Pictures had raised a total of only $13,950 and Consolidated Pictures terminated the offering. After termination of the public offering, the Company attempted for an additional year, until September 2004, without success, to raise additional funds through borrowings and the possible private sale of its securities.

            During the period from inception, January 2001, until his resignation, October 2004, Mr. Pack, then president of Consolidated Pictures, worked to execute the business plan, without compensation, with what little resources were available while unsuccessfully trying to raise additional funds.

            Since, Mr. Pack was unable to raise sufficient funds to execute the business plan of Consolidated Pictures, a company with a business plan similar to the business plan of our company, there is a very significant probability that he will be unable to raise sufficient funds in this offering.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

            We have made some statements in this prospectus, including some under "Prospectus Summary," "Risk Factors," "Business," "Plan of Operation," and elsewhere, which constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "seeks," "potential," or "continue" or the negative of these terms or other comparable terminology. We do not intend to update any forward-looking statements except as required by law.

USE OF PROCEEDS

            Assuming an offering price of $5.10 per unit, if we sell all 100,000 units being offered, we estimate that we will receive net proceeds, after the estimated expenses of the offering, of $485,000. If less than the maximum number of units is sold, we will receive less. There is no assurance that we will receive sufficient proceeds to cover the cost of the offering.

            The following table explains our anticipated use of the net proceeds of this offering, based upon various levels of sales achieved: 25%, 50%, and 100%. There is no assurance we will sell 25%, or an amount sufficient to cover the cost of the offering.

Percentage of Offering Completed:	25%	50%	100%

Units sold	25,000	50,000	100,000

Gross Proceeds	$ 127,500	$ 255,000	$ 510,000
Offering Costs	15,000	20,000	25,000

Net Proceeds	$ 112,500	$ 235,000	$ 485,000

Application of proceeds:
Motion picture production	$ 101,250	$ 211,500	$ 436,500
Web site development and promotion	5,625	11,750	24,250
Working capital	5,625	11,750	24,250

Total	$ 112,500	$ 235,000	$ 485,000

            We intend to use the above projected net proceeds; approximately 90%, for production of our motion pictures; 5%, for the development and promotion of our web site; and 5%, for working capital and general corporate purposes. Any additional proceeds we may receive from the exercise of the Class A warrants, we plan to use primarily for motion picture production. Motion picture production costs during the production period may include payroll expense for actors and stunt men and production staff including photographic and sound crews and set workers as well as wardrobe and makeup personnel. In addition, there are costs expected for the use of the various kinds of equipment including camera, sound and transportation equipment. Travel and living expenses typically account for a substantial part of any budget when scenes are shot on location. During the post-production period, we must make outlays for editing, music and special effects expenses. In the distribution stage, publicity and marketing, including website development and promotion, are major expenses. In the production of any movie, it is important to maintain strict adherence to a well-conceived realistic budget. Although the approach of our productions will resemble traditional motion picture production, we intend to utilize low-cost technologies and personnel to limit costs in virtually all aspects of production and distribution.

            Working capital is the amount of our current assets, such as cash, receivables and work in process, in excess of our current liabilities, such as accounts payable. Working capital may be used to pay the salaries and expenses of employees, including management personnel, although no salaries have been paid to date. After the commencement of this offering, the board of directors will consider entering into an employment agreement with Mr. Pack in which he may be compensated for his services. At the present time, Mr. Pack is the sole member of the board of directors.

            If we do not sell the maximum number of units offered, there will be an impact upon our operations. If the proceeds of this offering are insufficient to enable us to develop our business, we may have to borrow funds from banks and other lenders or make other financial arrangements, including but not limited to the sale of additional securities in order to produce or co-produce motion pictures. No assurance can be given, however, that any such loans or arrangements will successfully be made or that any such funds will be available to us, let alone on reasonable terms.

            The allocation of the net proceeds of the offering set forth above represents our best estimates based upon our current plans and certain assumptions regarding industry and general economic conditions and our future revenues and expenditures. If any of these factors change, we may find it necessary or advisable to reallocate some of the proceeds within the above-described categories.

            Based upon current plans and assumptions relating to our plan of operation and assuming the sale of at least 25% of the offering or 25,000 units, we anticipate that the proceeds of this offering will satisfy our capital requirements for a period of approximately 12 months following completion of this offering. However, if our plans change or our assumptions prove to be inaccurate, we may need to seek additional financing sooner than currently anticipated or curtail our operations.

            Proceeds not immediately required for the purposes described above will be invested temporarily, pending their application as described above, in short-term United States government securities, short-term bank certificates of deposit, money market funds or other investment grade, short-term, interest-bearing instruments.

DIVIDEND POLICY

            We have never declared or paid any cash dividends on our capital stock. We presently intend to reinvest earnings to fund the production of motion pictures and to develop and expand our business and, therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future. The declaration of cash dividends in the future will be at the discretion of our sole officer-director and will depend upon our earnings, capital requirements and financial position, general economic conditions and other pertinent factors.

DETERMINATION OF OFFERING PRICE

            As no underwriter has been retained to offer our units, the offering price of our units was not determined by negotiation with an underwriter as is customary in underwritten public offerings. Rather, we arbitrarily selected the offering price of $5.10 per unit. There is no relationship between the offering price of the units and our assets, earnings, book value, net worth or other economic or recognized criteria or future value of our common stock and warrants. Although we considered our lack of operating history; the proceeds to be raised by the offering; the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders; the applicability of securities rules and regulations governing a "penny stock" which is generally defined as priced below $5.00; our belief in the future economic prospects of the Company; and our relative cash requirements, ultimately the offering price was determined arbitrarily.

DILUTION

            A company's net tangible book value per share consists of its total tangible assets minus its total liabilities, divided by the total number of shares of common stock outstanding. As of September 30, 2005, we had a net tangible book value of $24,867 or approximately $0.04 per share.

            As of September 30, 2005, after adjusting for the issuance of 100,000 units in this offering at an assumed offering price of $5.10 per unit and the receipt by us of the net proceeds from this offering, then our as adjusted net tangible book value would have been approximately $509,867 or about $0.69 per share of common stock.

            This represents an immediate increase in net tangible book value of about $0.65 per share to the existing stockholders and an immediate dilution of approximately $4.41 per share to the new investors purchasing shares in this offering. If less than the entire offering is sold, the dilution to new investors would be greater.

            The following table explains the dilution of this offering, based upon various levels of units sold.

	Percentage of offering completed

Units sold	25%	50%	100%
	25,000	50,000	100,000

Offering price per unit	$5.10	$5.10	$5.10
Net tangible book value per share before offering	0.04	0.04	0.04
Increase per share due to offering	0.17	0.34	0.65

As adjusted net tangible book value per share after offering	0.21	0.38	0.69

Dilution per share of common stock to investors in this offering	$4.89	$4.72	$4.41

            The following tables summarize, as of September 30, 2005, the number and percentage of shares of common stock purchased from our company, the amount and percentage of the consideration paid and the average price per share paid by the existing stockholders and by new investors pursuant to this offering. The tables are based on sales of 25%, 50% and 100% of the shares offered. There is no assurance we will sell 25%, or an amount sufficient to cover the cost of the offering. The calculation below is based upon an initial public offering price of $5.10 per unit, before deducting the estimated offering expenses paid by us.

            If we sell 25% of the offering – 25,000 units

	Shares purchased		Total consideration		Average price per share

	Number	Percent	Amount	Percent

Existing stockholders	638,500	96.2%	$ 25,540	16.7%	$ 0.04
New investors	25,000	3.8%	127,500	83.3%	5.10

Total	663,500	100.0%	$ 153,040	100.0%

            If we sell 50% of the offering – 50,000 units

	Shares purchased		Total consideration		Average price per share

	Number	Percent	Amount	Percent

Existing stockholders	638,500	92.7%	$ 25,540	9.1%	$ 0.04
New investors	50,000	7.3%	255,000	90.9%	5.10

Total	688,500	100.0%	$280,540	100.0%

            If we sell 100% of the offering – 100,000 units

	Shares purchased		Total consideration		Average price per share

	Number	Percent	Amount	Percent

Existing stockholders	638,500	86.5%	$ 25,540	4.8%	$ 0.04
New investors	100,000	13.5%	510,000	95.2%	5.10

Total	738,500	100.0%	$535,540	100.0%

CAPITALIZATION

            The following table sets forth our capitalization on September 30, 2005. This table should be read in conjunction with our financial statements included in this prospectus.

September 30, 2005

Long-term debt- Advances from stockholder	$ 1,195

Stockholders' equity
Preferred stock, par value $0.0001 5,000,000 shares authorized	-
Common stock, par value $0.0001 50,000,000 shares authorized 638,500 issued and outstanding	64
Additional paid in capital	39,776
Accumulated deficit during development stage	(14,302)

Total stockholders' equity	25,538

Total stockholders' equity and long-term debt	$ 26,733

BUSINESS

OUR COMPANY

            We are a development stage, independent motion picture company that plans to develop, produce, market, and distribute low-budget films. We plan to employ existing and emerging, high-definition digital video technologies and an amateur talent pool to create these low-budget "genre" films. We plan to distribute our films to the international and domestic markets on in-house produced DVDs to be sold on the Internet through distinct websites developed for each film. Although we plan to make previews and short film clips available in a streaming video or downloadable format on each website, we do not plan to distribute our films in this manner.

            To date, no significant progress has been made to further our business plan; however, we have begun to develop story ideas and to research the technologies to create them that may be appropriate to consider when sufficient funds are available.  Since our films are to be created within strict budgetary requirements, the possible stories or locations for our films are limited.  Therefore, it would be inappropriate for our films to include large casts or crews, difficult staging or expensive locations, or expensive equipment purchases or rentals, but rather, would require us to take advantage of existent or available opportunities, namely talent and locations that will not consume unnecessary funds from a film budget and will be available at the moment of production.  Additionally, our stories will most likely take place in the present time and will be in the thriller and horror genres.

            In addition to developing story ideas for our potential films that would be possible to produce within our strict budgetary requirements, our president has been developing professional relationships with individuals involved in film production and distribution including actors and technicians, both amateur and professional; writers; musicians; film festival organizers; equipment rental companies; and production and equipment insurance companies.

            We are not a "blank check" company as that term is defined in Rule 419 of Regulation C of the Securities Act of 1933, as we have a specific business plan or purpose and we will not merge with or acquire a private company to be used as a vehicle for a reverse acquisition in the next 12 months.

Plan of Operation

            We presently do not have enough cash with which to execute our business plan. We will need a minimum of $75,000 from this offering to satisfy our cash requirements for the next 12 months. With this minimum capital, we intend to produce a film property and develop its related website.

            We plan to produce as many film properties as permitted by the proceeds available, as cash is received from this offering. We anticipate that the cost of development of each of our film properties will range from $75,000 to $100,000. Production of a film property includes the completion of all stages of production: development, pre-production, production, and post-production.

            We plan to develop a website for each film we produce. The website will be for promotion, delivering marketing information for the film, and distribution, offering an opportunity to purchase a copy of the film through e-commerce functionality. We plan to develop the websites so that customers can purchase DVDs of our films directly from the websites. We anticipate that the cost to develop and promote each website to a point so that they are aesthetically and functionally sufficient for the next 12 months will be a minimum of $5,000 per completed film.

            If we raise 25% of the maximum offering, or $125,000, we will be able to create one film property and associated promotional website.  After offering expenses, we will have available $101,250 for motion picture production; $5,625 to develop a promotional website; and $5,625 for working capital.

            If we raise 50% of the maximum offering, or $250,000, we will be able to create two film properties and associated promotional websites.  After offering expenses, we will have available $211,500 for motion picture production; $11,750 to develop promotional websites; and $11,750 for working capital.

            If we raise 100% of the maximum offering, or $500,000, we will be able to create four film properties and associated promotional websites.  After offering expenses, we will have available $436,500 for motion picture production; $24,250 to develop promotional websites; and $24,250 for working capital.

            If we raise 25% of the maximum offering, or $125,000, we will satisfy our liquidity needs over the next 12 months.  If we raise more than 25% of the maximum offering, our liquidity for the next 12 months will likewise be satisfied; however, we will be able to produce additional film properties and related websites in the 12-month period.  For example, if we raise 50% of the maximum offering, we will be able to produce two film properties in the 12 month period; or, if we raise 100% of the maximum offering, we will be able to produce four film properties in the 12 month period.

            Regardless of the amount of proceeds from this offering, we do not expect any significant purchases of equipment or any significant changes in the number of employees, as we will utilize independent contractors, consultants, and other non-employee creative personnel to assist in developing, producing and promoting our motion pictures and related Internet properties.

            We are not a "blank check" company as that term is defined in Rule 419 of Regulation C of the Securities Act of 1933, as we have a specific business plan or purpose and we will not merge with or acquire a private company to be used as a vehicle for a reverse acquisition in the next 12 months.

            We depend upon capital to be derived from this offering. There can be no assurance that we will be successful in raising the capital we require. We believe that if we raise a minimum of $75,000 from this offering we will be able to generate revenue from sales and thereby achieve sufficient liquidity from the resultant sales within the next 12 months.

            If we are unable to raise at least $75,000 in this offering, we expect to borrow funds from a bank or other financial institution to satisfy our minimum cash requirements to initiate operations and produce our first film property.  If we are unable to borrow funds from a bank or other financial institution, our president and sole-director, Avery Pack, has agreed to lend us the funds, up to $75,000, for a minimum term of 12 months with an interest rate equivalent to the Citibank, N.A. prime rate.  Mr. Pack has represented to us that he has readily available liquid funds in excess of $75,000.

            We have not generated any revenue since our inception. We are considered to be a development stage company, and are dependent upon the raising of capital through placement of our securities. There can be no assurance that we will be successful in raising the capital we require through the sale of our securities.

Employees

            We currently have one employee, our president and chief executive officer, Mr. Avery Pack. We will utilize independent contractors, consultants, and other creative personnel from time to time to assist in developing, producing and promoting our motion pictures and Internet properties. Independent contractors are generally paid on a commission, hourly or job-related basis, depending on the services being performed.

Properties

            We have use of office space from our president without payment. This space is adequate for our present operations. We own our Internet site, and the Internet domain name www.amalgapix.com. The Internet site currently provides limited information about our offering and our business.  We plan to expand our Internet site to provide information about our film projects.

Competition

            The motion picture industry is intensely competitive. Competition comes from companies within the same business and companies in other entertainment media that create alternative forms of leisure entertainment. In addition to competing with the major film studios that dominate the motion picture industry, we will also compete with numerous independent motion picture production companies, television networks, and pay television systems. Virtually all of our competitors are significantly larger than we are, have been in business much longer than we have, and have significantly more resources at their disposal. Some of the production and distribution companies we will compete with are Troma Entertainment Inc.; Lions Gate Entertainment Corp.; THINKFilm Company; Newmarket Entertainment Group; and Dimension Films, a division of The Walt Disney Company.

Industry Overviews

            The motion picture industry

            The "major" studios dominate the motion picture industry in the United States by controlling the distribution of films that they produce as well as films that are produced by "independent" studios. These major studios include among others: The Walt Disney Company; Sony Pictures Entertainment; Paramount Pictures; Twentieth Century Fox Film Corporation; Universal Studios; and Warner Bros. Entertainment.

            Historically, the major studios financed, produced and distributed the vast majority of American-made motion pictures. Today, much of the financing and distribution of major motion pictures remains in the control of these major studios. But as many of the major studios have become part of large conglomerate business operations, or diversified their operations, they have adopted a policy of producing only a relatively small number of films each year. As demand for filmed entertainment has increased, many smaller, independent film production companies have been successfully established to fill the excess demand for motion pictures.

            We believe that two convergent trends in the production and distribution of motion pictures have led to an opportunity for our proposed low-budget independent films to be profitably exploited: the increasing commercial success of independent films and the increasing commercial success of DVDs.

            In the last decade, the distribution of independent films, films produced by independent production companies outside of the major studios, brought increasing commercial success to the major studios that were distributing them. We believe that what was once considered an uncharacteristic and uncommon success, high-grossing independent films such films as The Blair Witch Project (1999), have become a more consistent trend. And recently, independent films that appeal to specialized audiences are regularly becoming high-grossing films, such as My Big Fat Greek Wedding (2002), Open Water (2003), and The Passion of the Christ (2004). We believe that increasing commercial success of independent films that cater to specific audiences or specialized tastes is an indication that consumer tastes have proven broader than what the major studios can fulfill, and an increasing demand exists for low-budget, independent films in both the international and domestic markets.

            As the demand for a diversity of motion pictures has expanded, so too has audience market with the commercial success of the DVD format. The popular and inexpensive DVD format has expanded the audience market beyond traditional theatrical distribution. The high production, marketing, and distribution costs for films produced for theatrical distribution economically require that theatrically distributed films have the broadest possible audience appeal. However, with the expansion of the audience market to include the vast audience watching motion pictures at home on DVD, we believe less general, more specific audiences can be sought, targeted and profitably exploited with low-budget motion pictures geared toward such audiences.

            Although the Writers Guild of America currently defines a low-budget motion picture as one produced for less than $1.2 million, the vast majority of low-budget motion pictures or "B-movies" are produced with considerably smaller budgets. Historically, "B-movie" referred to a film's status as a cheaply produced, second film of a double bill, following the "A-movie," or feature attraction. Today, "B-movies," sometimes referred to as "genre" films, are independent motion pictures, which for budgetary, thematic, and aesthetic reasons, deviate from the accepted cinematic mainstream, conforming to a different standard of production quality. Traditionally, B-movies fall into the realm of the horror, science fiction, action/adventure, urban, or exploitation genres - thus referred to as genre films. However, we use an expanded definition of genre film to include genre niches, meaning any low-budget film that is geared to a specific or specialized audience, such as motion pictures for women, young adults, or even a specific ethnic or religious audience. We do not plan to limit ourselves to the production of genre films within any single genre, but rather to the production of low-budget motion pictures geared to any specialized audience that we believe can be effectively targeted. We plan to concentrate on the production and distribution of these genre films that will range between $75,000 and $100,000 in production costs. We believe that by employing emerging high-definition digital video technologies and an amateur talent pool, we can create unique and viable genre films in this budget range.

            The Digital Video Industry

            The availability of digital video ("DV") has created the possibility for unprecedented low-budget motion picture production, alleviating many technical and financial burdens of filmmaking. DV is video technology that treats video and audio as digital information. With this technology, motion picture image and audio data can be stored, manipulated, and relayed with the ease of any other computer data.

            Since its introduction to consumers in 1994, DV has rapidly grown in popularity. And more recently, consumer-priced DV has grown dramatically in capability allowing the capture of images of quality comparable to traditional 35-millimeter film production, which is the standard for major studio theatrical film production.

            Generally, DV offers several benefits including:

            · extremely portable, inexpensive cameras and media;
            · excellent images and color reproduction of appropriate resolution for broadcast television, DVD, as well as theatrical distribution;
            · CD quality digital sound recording;
            · the ability to use a high speed connection to transmit video and audio digitally in and out of a computer or another DV device, avoiding any loss of quality with transfers and copies;
            · and affordable, desktop or laptop computer-based editing systems.

            In addition to the direct advantages, we believe DV film production also offers several indirect production advantages over traditional film production. Producing with DV, a filmmaker can view and even edit filmed results immediately as opposed to traditional film production in which processing is required to view "dailies" - the raw, unedited footage that are reviewed each day as a film is being produced. With DV, adjustments can be made immediately, as opposed to only later, upon review of processed film, as is with traditional film production and dailies. Also, the light sensitivity of DV equipment allows for the use of smaller, less expensive and less electrically demanding lighting set-ups. This creates a set or shooting environment that is easier to set up, reconfigure and transport. And additionally, since DV is captured onto inexpensive tapes or directly onto a computer hard drive, the cost of digital "film stock" is practically negligible and, therefore, there is little additional media cost in capturing as many takes, re-takes or set-ups as are required to complete a scene. In traditional film production, each frame of film shot and processed has a measurable and significant cost, which would make a comparably free-form production strategy cost prohibitive. Overall, DV allows for small, direct, and inexpensive productions.

            A recent advancement in DV has been the introduction of low-cost high-definition digital video ("HD") cameras. Major studios are using HD digital video more frequently in the production of theatrical motion pictures. Until recently, HD equipment and production has been comparable in cost and complexity to traditional 35-millimeter production, though offering the production and post-production advantages of the digital production workflow. In the last year, though, this equipment has become available at the prices of standard definition ("SD") digital video, the affordable digital video technology previously and currently available to consumers and filmmakers. HD digital video has six times more lines of resolution than SD digital video and, therefore, offers a much sharper picture. The increased resolution makes HD an appropriate medium for films intended to be projected in theatres, as a high resolution source is required in order to create a detailed large projection.

           Although the resolution limitations of standard television and DVD are below that of the capabilities of HD, so when producing a low budget motion picture that is ultimately destined for DVD only distribution SD technology may be sufficient, we believe that the advantages of capturing in HD, as opposed to SD, will offer more options for our productions as they could be released on a future HD DVD format or even have theatrical distribution. HD resolution televisions are currently available and being adopted by consumers, though currently not as ubiquitous as SD televisions. And though the current DVD format is not HD, future home video formats will be, as several formats are already in development. Therefore, we believe producing motion pictures in HD digital video is prudent practice to insure future marketability and compatibility of our motion pictures without significantly increasing the budgets of our productions as they can be distributed on current and near-future DVD technologies.

            Overall, we believe that digital and video technology advances are allowing cinema-quality productions to be made for under $100,000. Recent breakthroughs in technology have made it possible to capture movies using digital video cameras with fidelity akin to that of 35-millimeter film for distribution on DVDs, television or even to project them digitally in theaters with no loss of image quality.

            Motion picture development and production

            Motion picture production consists of four steps: development, pre-production, production and post-production.

            Development begins when we commission, acquire, or develop a screenplay. Once in possession of the screenplay, we seek commitments from a director, the principal cast members and other creative personnel. Also, a tentative production schedule and budget is prepared.

            Pre-production begins when the screenplay is completed and the commitments have been arranged. During pre-production, we expect to engage creative personnel to the extent not previously committed; finalize the filming schedule and production budget; obtain insurance; establish filming locations; secure whatever studio facilities are required; and, if necessary, secure completion guarantees.

            Production begins when principal photography begins and ends when principal photography ends. We plan to limit production to less than one month in order to control costs and limit obligations on amateur and voluntary creative personnel.

            Post-production begins upon completion of principal photography. During post-production, we plan to edit the motion picture, add audio effects, create computer-generated effects, titling, etc., which will complete the motion picture and prepare it for DVD production.

            Our Production Strategy

            From development to post-production, we plan to use various strategies, in addition to the use of digital technologies, so that the budgets of our motion pictures remain within our proposed range of $75,000 to $100,000.

            Foremost, we plan to be very selective with the underlying stories of our motion pictures. The stories must have practical limitations on the number of characters, locations, and action in order to be successfully executed within our proposed budget.

            We plan to use a combination of paid and voluntary, amateur talent for all aspects of production: actors and stunt men, production staff including camera and sound crews and set workers, as well as wardrobe, makeup, and special effects personnel. We believe that we can create our productions with the use of creative and technical personnel that are willing to contribute their talents, for less than standard industry compensation, out of an enthusiasm to participate in the productions, the opportunity to gain experience in various aspects of motion picture and digital video production, or to promote their particular skill, such as wardrobe design, special effects, or makeup, in one of our motion pictures. We plan to create an informal and collaborative working environment, in which all personnel will have the potential to offer significant contributions to the productions. We will promote our productions as a venue for emerging creative talent, or those seeking a production environment receptive to experimental ideas. We plan to advertise position openings and solicitations for talent on our websites, industry websites, trade publications as well as local publications, schools, and universities in areas in which we will shoot on location. There is no assurance that we will be able to attract talented personnel to contribute to our productions, especially for less than standard industry compensation.

            Whenever practical, we plan to shoot our productions on location, at an existing site, eliminating the cost of renting or leasing studio space for the construction of sets or artificial environments. When shooting on location, we will employ local talent for various positions so that we are not entirely responsible for travel and living expenses of personnel. The mobility and flexibility of the digital technologies would allow for easy set-ups under a wide variety of conditions and lessen the general need for controlled environments.

            The DVD Industry

            DVD is a form of optical disc storage technology. Essentially, DVDs can be considered bigger, faster CDs that can hold cinema-like video and audio that is better than CD-quality, as well as computer data. DVD has widespread support from all major electronics companies, all major computer hardware companies, and all major music and movie studios.

            According to figures compiled by the Digital Entertainment Group (DEG), based on data from the Consumer Electronics Association (CEA), retailers and manufacturers, 37 million DVD players were sold to U.S. consumers in 2004, a 10 percent increase over the previous year. More than 17 million DVD players were sold in the fourth quarter alone. The DEG is a Los Angeles-based, industry-funded nonprofit corporation that advocates and promotes the benefits of the DVD format while providing updated information to the media and the retail trade.

            Since the launch of the DVD format, hardware and media to consumers, more than 127 million DVD players (including set-top and portable DVD players, home-theater-in-a-box systems, TV/DVD and DVD/VCR combination players) have been sold, bringing the number of DVD households to 70 million (adjusting for households with more than one player). Approximately 45 percent of these owners now have more than one player. Further, the DEG estimates that more than 80 percent of households in the United States alone will have at least one DVD player by year-end 2005.

            As far as media spending according to the DEG, consumers spent a record $21.2 billion renting and buying DVDs in 2004. DVD retail sales alone grew to $15.5 billion in 2004, a 33 percent increase over the previous year.

            Some features of DVDs include:

            ·  over two hours of high-quality digital video;
            ·  support for widescreen movies on standard or widescreen TVs;
            ·  up to eight tracks of digital audio, each with as many as eight channels which can be used to encode multiple languages, voice-overs, etc;
            ·  automatic branching of video for multiple story lines or ratings on one disc;
            ·  up to nine camera angles, which allow for different viewpoints to be selected during playback;
            ·  menus and simple interactive features;
            ·  instant rewind and fast-forward;
            ·  instant search to title, chapter, music track, and time code;
            ·  durable media that does not wear from playing, only from physical damage;
            ·  compact size that is easy to handle, store, and ship;
            ·  and replication that is cheaper than tapes.

            DVD Production

            DVD production has two basic phases: development and replication.

            Development. DVD video development has three basic parts: encoding; authoring, which includes design, layout, and testing; and pre-mastering. The entire development process is sometimes referred to as authoring. Many service bureaus provide development facilities. However, with the availability of consumer priced technologies, we intend to set up in-house authoring facilities.

            Since we plan to create our motion pictures using exclusively a digital production environment, our motion pictures will be in a format immediately suitable for DVD authoring without any additional preparation.

            We plan to author our DVDs by employing desktop computers. Prices for software and hardware have dropped very rapidly and continue to drop, to where DVDs can be authored on a desktop computer system that costs less than $1,000.

            Replication and Duplication. Replication is usually a separate job done by large plants. Large production run DVD replication equipment typically costs millions of dollars. A variety of machines are used to create a glass master, create metal stamping masters, stamp disc layers in hydraulic molds, apply reflective layers, bond layers together, print labels, and insert discs in packages.

            For smaller production runs, it is considerably cheaper to use DVD duplication technology. We anticipate that we will be able to meet our customer demand by setting up our own DVD duplication facility. By employing this method, we will be able to maintain a catalog of films and be able to print titles on demand. For very popular titles, we may be required to employ a service bureau for replication.

            DVDs cost about $1,000 to master and about $0.50 to replicate depending on the size of the production run. Duplication only requires blank DVD media, which costs approximately $0.50 - $1.00 to duplicate. We plan to create our own DVD masters from our motion pictures and duplicate DVDs for the sole cost of the blank media.

            DVD post-production services primarily involve printing, packaging, fulfillment and distribution. We intend to maintain equipment to provide for packaging configurations and fulfillment. The standard packaging configuration is a plastic case with inserted print material.

            The Internet industry

            Our Internet sites will offer our motion pictures for sale to the Internet consumer on DVD. We believe that by selling the DVDs of our films on the Internet, we can circumnavigate the traditional methods of film distribution: theatrical release, video rental, and television. We believe that with a proper marketing campaign, our Internet sites can develop into an effective means to distribute our motion pictures.

            We plan to create individual Internet sites for each film that we produce. These marketing and e-commerce sites will contain promotional information for each film, including story synopses, still images from the motion picture and behind-the-scenes production stills, short streaming video clips from the films; as well as offer visitors the opportunity to purchase a copy of the film on DVD directly from the website from an online store. If we have produced more than one film, the online store will make available for sale all films that we have produced. Additionally, if we have produced more than one film, each film marketing site will be interconnected to other film marketing sites in order to promote multiple film properties to a single visitor.

            To draw visitors to our Internet sites, we plan to implement a targeted online marketing campaign that will attempt to achieve visibility in places where our prospective audience is likely to be browsing. Since our motion pictures will be targeted to specific audiences, our online campaign will be tailored to target sites that we believe generate traffic from Internet users who would be interested in our motion pictures.

            We intend to promote our website on search engines and directories such as Google, (www.google.com), Yahoo (www.yahoo.com) and those powered by the Open Directory Project (www.dmoz.org). As a result, when a potential visitor types in key words related to B-movies, genre films, DVDs, or the thematic or narrative content of one of our films, we will try to have our Internet site for our films listed as a search result. There is no assurance that we can obtain such status.

            Targeted links to our website from sites of related content, will be another method of obtaining visitors and potential customers. We believe that a significant Internet presence exists for sites dedicated to low-budget motion pictures including reviews; discussion, critique and analysis; and fan-admiration, as well as DVD collecting in general, where we are likely to find our target audience and to place targeted links. These links may increase targeted traffic to our Internet site. Additionally, we intend to place links to our websites from sites that deal with content thematically related to the stories of our films. There is no assurance that we will be able to convince website operators to create a link to our websites or to attract visitors to our websites using such targeted links.

            Additionally, we plan to announce news on our motion pictures on the Internet and in press releases. We will e-mail our press releases to targeted print and Internet publications. If there are articles, editorial pieces, or reviews of our films, they may generate increased traffic to our Internet site, promoting visibility and an opportunity to sell our films. There is no assurance that there will be any articles, editorial pieces, or reviews of our films, and if there are, they may not generate increased traffic to our site or promote our visibility.

Patents

            We hold no patents. We are the registered owner of the Internet domain name www.amalgapix.com.

Government and Other Regulation

            Censorship

            An industry trade association, the Motion Picture Association of America, assigns ratings for age group suitability for domestic theatrical distribution of motion pictures under the auspices of its Code and Rating Administration. The film distributor generally submits its film to the Code and Rating Administration for a rating. At this time, we do not plan to follow the practice of submitting our pictures for ratings.

            There is no assurance that current and future restrictions on the content of our films may not limit or affect our ability to exhibit our pictures in certain territories and media.

            Labor Laws

            At the present time, we do not expect to employ members of guilds or unions. Many individuals associated with motion picture productions, including actors, writers and directors, are members of guilds or unions, which bargain collectively with producers on an industry-wide basis from time to time. Our operations will not be dependent upon our compliance with the provisions of collective bargaining agreements governing relationships with these guilds and unions. However, in the future, we may change our operations to employ members of guilds or unions, and the extent to which the existence of collective bargaining agreements may affect us in the future is not currently determinable.

Legal Proceedings

            We are not subject to any pending litigation, legal proceedings or claims.

MANAGEMENT

Executive officers, key employees and directors

            Currently, we have one employee, Avery Pack, who is our sole officer-director.  In the future, we may add to our board.  In general, the members of our board of directors will serve until the next annual meeting of stockholders, or until their successors have been elected. In general, the officers serve at the pleasure of the board of directors.

            Our current sole executive officer, key employee and director is:

Name	Age	Position

Avery Pack	28	President, chief executive officer, chief financial officer and director

            The following is a brief description of the background of our sole officer-director and executive officer.

            Avery Pack has served as our president, chief executive officer and chief financial officer since our incorporation in March 2005. From 2001 to 2004, Mr. Pack was the president of Consolidated Pictures Corp., a Delaware corporation, formed to develop and produce low-budget motion pictures. From September 1996 to May 2000, Mr. Pack was a student at Columbia University where he received his Bachelor of Arts degree in Visual Arts. By age 15, Mr. Pack had designed, programmed, produced, published, and distributed award winning computer games and graphics software—managing and directing an international team of creative talent: programmers, artists, and musicians, as well as working with publishers and distributors. Mr. Pack's development of the graphics manipulation software "MetaMorf" and "MetaMorf 3D" was influential in reducing the price of software technologies to the consumer level that were previously available only to the film and television industries. Mr. Pack also experimented with alternative methods of software distribution for educational and entertainment software via linked communities of online users before the widespread use of the World Wide Web. Mr. Pack has an extensive background in computer graphics, animation, and programming including web-based graphics and programming, and has more recently designed and implemented Internet marketing programs and consumer web applications for such international brands such as Comet® household cleaners, Clear eyes® eye drops, Chloraseptic® sore throat remedies and Prell® shampoos. Mr. Pack worked with the Comet® brand to develop custom Internet marketing campaigns in conjunction with direct response television advertisements to promote products and collect consumer data for the distribution of product coupons and rebates. Mr. Pack has been featured in numerous publications for his work in digital entertainment including GAMES Magazine, Electronic Games, Computer Game Review and Computer Player. Comet, Clear eyes, Chloraseptic, and Prell are the registered trademarks of their respective companies.

 Advisory Board

            We plan to establish an advisory board consisting of members with experience in the areas of motion picture production and finance, technology, art, and cultural theory. The advisory board will meet periodically with our board of directors and management, which presently consists solely Avery Pack, to discuss matters relating to our business activities. If sufficient funds are available, some of the members of the advisory board may serve as our consultants under consulting agreements for which they may be compensated.

Executive Compensation

            We have made no provisions for cash compensation to our sole officer-director.

Stock Option Plan

            On March 18, 2005, our shareholder and director adopted the 2005 Amalgamated Pictures Corp. Stock Option Plan. The plan authorizes the granting of options to purchase up to 500,000 shares of our common stock. The board's responsibility will include the selection of option recipients, as well as, the type of option granted and the number of shares covered by the option and the exercise price. No options have been granted under the plan.

            Plan options may either qualify as non-qualified options or incentive stock options under Section 422 of the Internal Revenue Code. Any incentive stock option granted under the plan must provide for an exercise price of at least 100% of the fair market value on the date of such grant and a maximum term of ten years. If the employee owns more than 10% of our stock, the exercise price of any incentive option granted must be at least 110% of fair market value and must be exercised within five years after the grant.

            All of our officers, directors, key employees and consultants will be eligible to receive non-qualified options under the plan. Only officers, directors and persons who are formally employed by Amalgamated Pictures Corp. are eligible to receive incentive options.

            All incentive options are non-assignable and non-transferable, except by will or by the laws of descent and distribution. If an optionee's employment is terminated for any reason other than death or disability, the stock option will lapse on the earlier of the expiration date or three months following the date of termination. If the optionee dies during the term of employment, the stock option will lapse on the earlier of the expiration date of the option or the date one-year following the date of death. If the optionee is permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code, the plan option will lapse on the earlier of the expiration date of the option or one year following the date of such disability.

Employment Agreements

            We have not entered into an employment agreement with our sole employee, and employment arrangements are all subject to the discretion of our board of directors, which currently consists solely of Avery Pack.

            After the commencement of this offering, the board of directors, which presently consists solely of Avery Pack, will consider entering into an employment agreement with Mr. Pack for which he may receive compensation.

INDEMNIFICATION OF SOLE OFFICER-DIRECTOR

            Our articles of incorporation and bylaws indemnify our directors and officers to the fullest extent permitted by Florida corporation law. Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, and controlling persons, we are aware that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is unenforceable.  At present, Avery Pack is our sole officer-director.

PRINCIPAL SHAREHOLDER

            The following table presents certain information regarding beneficial ownership of our common stock as of September 30, 2005, by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

Name of beneficial owner	Shares beneficially owned	Percent before offering	Percent after offering

			25% sold	50% sold	100% sold

Avery Pack	625,000	97.9%	94.2%	90.8%	84.6%

Officers and directors (1) as a group	625,000	97.9%	94.2%	90.8%	84.6%

            The address of the director and executive officer is 2132 Mears Parkway, Margate, Florida 33063.

            Included in the percentage calculations in the above table are 13,500 shares, which were issued on March 18, 2005 to our securities counsel, David L. Kahn, Esq.

CERTAIN TRANSACTIONS

            In connection with organizing our company, on March 18, 2005, we issued 625,000 shares of restricted common stock to Avery Pack, our president, for $25,000. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933.

            Beginning in March 2005 and continuing through September 30, 2005, our controlling stockholder advanced $1,195 to us. The advances are non-interest bearing, unsecured and due on October 31, 2006.

            On November 28, 2005, Mr. Avery Pack agreed, in a letter of commitment to us, that if we do not receive the minimum amount required to proceed with our business plan, from this offering or other financings, he will lend up to $75,000 to us for at least 12 months with interest at Citibank's prime rate.  Mr. Pack has represented to us that he has readily available liquid funds in excess of $75,000.

DESCRIPTION OF CAPITAL STOCK

            Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

            As of September 30, 2005, there were 638,500 shares of our common stock issued and outstanding. None of our preferred stock has been issued. We had two shareholders on September 30, 2005. If all of the shares in this offering are sold, there will be 738,500 shares of common stock and no preferred stock outstanding. If 25% of the offering is sold, there will be 663,500 shares of common stock outstanding. If 50% of the offering is sold, there will be 688,500 shares of common stock outstanding. The total number of shares to be outstanding includes 13,500 shares, which were issued to David L. Kahn, Esq., our securities counsel.

            All material provisions of our capital stock are summarized in this prospectus. We have filed copies of these documents as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

            All holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. All common stockholders have no cumulative voting rights with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. All holders of common stock are entitled to receive dividends and other distributions when, as and if, declared by the board of directors out of funds legally available. Stockholders should not expect to receive any cash dividends on their shares in the foreseeable future.

            Upon our liquidation or dissolution, all holders of our common stock will be entitled to share in the distribution of all assets remaining after payment of all debts, liabilities and expenses, and after providing for each class of stock, if any, having preference over our common stock. Our common stockholders have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

            In the opinion of our securities counsel, David L. Kahn, Esq., all of the outstanding shares of common stock, including the shares being offered, will be fully paid and non-assessable. Our directors, presently consisting solely of Mr. Pack, at their discretion, may borrow funds without stockholder prior approval, which potentially further reduces the liquidation value of our company's shares.

            Our common stock has no preemptive rights. The absence of these rights could, upon our sale of additional shares of common stock, result in the dilution of each stockholder's percentage ownership. Preemptive rights generally are not used in modern corporations because they delay, complicate and increase the cost of financing by the sale of stock or convertible securities.

Preferred Stock

            Pursuant to our articles of incorporation, our board of directors, presently consisting solely of Mr. Pack, without shareholder approval, is authorized to issue preferred stock in one or more series. It can fix the number of shares constituting any series, and can fix the terms, including the rights pertaining to dividends, conversions, voting, redemption and liquidation.

            If we issue preferred stock, it may have the effect of discouraging, delaying, or preventing a change in control of our company. The rights and privileges of our common stockholders are subject to, and may be adversely affected by, the rights of the holders of our preferred stock. While we do not have plans to issue any shares of preferred stock at the present time, this may change at any time in the future.

Warrants

            The Class A warrants will be issued in accordance with the warrant agreement between Atlas Stock Transfer Corporation, the warrant agent, and us. Each Class A warrant will entitle the holder to purchase one share of our common stock upon payment of $6.00 prior to its expiration date. The expiration date and time of the Class A warrants will be 5:00 PM, EST,  ______, 2006. The Class A warrants are being registered in this offering, as are the shares which will be issued upon exercise of the warrants.

            Commencing immediately, we may redeem your Class A warrants upon 30 days notice at $0.10 per warrant when the closing bid price of the common stock equals or exceeds $7.50 for 20 consecutive trading days ending three days prior to the mailing of the notice of redemption. Warrant holders will have the right to exercise their Class A warrants until the close of business on the date fixed for redemption. If we redeem any of the Class A warrants, then we must redeem all of the Class A warrants remaining unexercised at the end of the redemption period.

            The exercise price of the warrants and the number of shares of common stock that may be issued upon the exercise of the warrants will be adjusted upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of our common stock. An adjustment will also be made in the case of a reclassification or exchange of common stock, consolidation or merger other than a consolidation or merger in which we are the surviving corporation, or sale of all or substantially all of our assets, in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might otherwise have been purchased upon the exercise of the warrant.

            The warrants are in registered form and may be presented to the warrant agent for transfer, exchange or exercise at any time on or prior to their expiration date, at which time they will be void and have no value. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or, if developed, will continue.

            The warrants are not exercisable unless, at the time of the exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the warrants, and such shares have been registered, qualified or deemed to be exempt under the securities or blue sky laws of the state of residence of the exercising holders of the warrants. Although we have undertaken to use our best efforts to have all of the shares of common stock issuable upon exercise of the warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the warrants, there is no assurance that we will be able to do so.

            Although the securities will not knowingly be sold to purchasers in jurisdictions in which the securities are not registered or otherwise qualified for sale, investors in such jurisdictions may purchase warrants in the secondary market or investors may move to jurisdictions in which the shares underlying the warrants are not so registered or qualified during the period that the warrants are exercisable. In such event, we would be unable to issue shares to those persons desiring to exercise their warrants, and holders of warrants would have no choice but to attempt to sell the warrants in jurisdictions where such sale is permissible or allow them to expire unexercised.

            The holder of any warrant may exercise the warrant by surrendering the warrant certificate to the warrant agent, with the subscription form properly completed and executed, together with payment of the exercise price. No fractional shares will be issued upon the exercise of the warrants. The exercise price of the warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price or value of the securities offered in this offering.

            We may, upon notice given to the warrant agent and without the consent of the holders of the warrant certificates, reduce the exercise price during all or any portion of the originally stated exercise period; or extend the period over which the warrants are exercisable beyond ________, 2006, and increase or decrease the exercise price for any period the warrant exercise period is extended. In the case of the extension of the exercise period or a change in the exercise price, we must provide the warrant agent and the warrant holders of record notice of such extension of the exercise period, specifying, as the case may be, the time to which such exercise period is extended, and/or specifying the new exercise price and the periods for which such new exercise price is in effect, a reasonable time prior to the date such extension or new exercise price is to take effect, such reasonable time to be commercially reasonable and consistent with applicable securities laws and regulations.

            Holders of the warrants have no voting rights until such time as the warrants are exercised and our underlying common stock is issued to the holder. Upon the issuance of our common stock to the holders of the warrants, the holders shall have the same rights as any other shareholder owning our common stock.

Lack of Trading Market for Securities

            Our common stock is not listed or quoted at the present time. Upon completion of this offering, we plan to obtain a sponsoring market maker to file Form 211 with the National Association of Securities Dealers ("NASD") for approval to have our securities quoted on the OTC Bulletin Board. The OTC Bulletin Board is separate and distinct from the NASDAQ stock market.  Although the OTC Bulletin Board is not a stock exchange, but rather, a market maker driven quotation service, quotation on the OTC Bulletin Board would afford our shareholders the opportunity to sell their securities in a public market providing them with liquidity, though not comparable to the liquidity afforded to NASDAQ or exchange listed securities. Additionally, because OTC Bulletin Board stocks are usually not followed by analysts, there may be significantly lower trading volume than for NASDAQ-listed or exchange listed securities.

            We do not plan to take any steps to engage a sponsoring market maker any earlier than 60 days prior to the completion of the offering.  We believe that it will require at least 60 days to make application to have our securities quoted on the OTC Bulletin Board.  There is no assurance that we will be able to obtain a sponsoring market maker to file Form 211 and there is no assurance that if the Form 211 were filed that approval would be granted so that our securities would be permitted to trade on the OTC Bulletin Board. Therefore, there can be no assurance that a public market for our common stock and or our warrants will ever develop.  And, if a public market for shares of our common stock does develop, there can be no assurance that they can be resold at the offered price, or that a public market for our securities may be sustained even if developed.

Penny Stock Status

            If and when we create a market for our common stock, and if the market price of our common stock declines below $5.00, it will be considered a "penny stock," as the term is defined by Rule 3a51-1 of the Securities Exchange Act of 1934. This will make it subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

            Prior to the transaction:

            · to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives

            · to reasonably determine, based on that information, that transactions in penny stocks are suitable for the person

            · that the person has sufficient knowledge and experience in financial matters

            · that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks

            · the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person

            · the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions in a penny stock.

            After the account is opened, but prior to transaction:

            · the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

            · the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker-dealer, other than a person whose function is solely clerical or ministerial.

            · unless exempted by the rules, the broker or dealer is required to send to the customer a written statement containing the identity and number of shares or units of each such security and the estimated market value of the security.

            Imposing these reporting and disclosure requirements on a broker or dealer makes it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers unless the broker or dealer complies with such requirements. Brokers or dealers may be discouraged from dealing in penny stocks, due to the additional time, responsibility involved, and, as a result, this may have a deleterious effect on the market for our securities.

PLAN OF DISTRIBUTION

            The offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter or broker. We will offer the units directly to investors through our president, Avery Pack, who will offer the shares by prospectus filed with the SEC, to friends, business associates and contacts, and by direct mail to investors who have indicated an interest in our company. Mr. Pack may make sales, on our behalf, as he will be relying on the exemption provided by Rule 3(a)4-1 under the Securities  Exchange Act of 1934,  which  permits him to sell securities under certain circumstances without registration as a securities broker.  Mr. Pack will not receive any commissions or other remuneration based either directly or indirectly on transactions in our securities for his efforts in making any such offers or sales.  Mr. Pack is not a registered broker-dealer or an affiliate of a broker-dealer. Furthermore, Mr. Pack shall conduct his selling activity in accordance with paragraph (a)(4)(ii) of Rule 3(a)4-1,  in that he primarily performs substantial duties for the issuer other than in connection with transactions in securities; he is not a broker or dealer nor has he been affiliated with a broker or dealer in the last 12 months; and he does not participate in selling an offering of securities more than once every 12 months other than as permitted under Rule 3(a)4-1. Further, Mr. Pack is not an associated person of a broker or dealer.

            The offering will begin on the date of this prospectus and remain open for 12 months thereafter, unless the maximum proceeds are received earlier or we decide to stop selling our securities.  We may stop selling our securities due to a lack of investor interest, unfavorable market conditions or other unforeseen events.

            We reserve the right to reject any subscription in whole or in part or to allot to any prospective investor less than the number of units subscribed.  We reserve this right to reject any subscription to prevent ownership of our securities by individuals or entities that may not be in our best interest.

            The units in this offering are being sold under a "best efforts, no minimum" basis.  Therefore, there is no requirement that we must sell a specified number of units before the proceeds of the offering become available to us. We may sell only a nominal amount of units and receive only minimal proceeds from this offering. We will not escrow any of the proceeds received from the sale of units before we terminate the offering. Upon acceptance of a subscription, the proceeds from that subscription will be immediately available for our use and the investor will have no assurance that we will sell all or any part of the remaining shares offered.

TRANSFER AGENT

            Atlas Stock Transfer Corporation, 5899 South State St., Salt Lake City, Utah 84107 is the transfer agent for our common stock and warrants.

SHARES ELIGIBLE FOR FUTURE SALE

            Upon completion of this offering, we will have a maximum of 738,500 shares of issued and outstanding common stock and warrants to acquire a maximum of 100,000 shares of common stock. The common stock and Class A warrants sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any of our shares purchased by an "affiliate." "Affiliate" is defined by the Securities Act and specifies whether certain shares are subject to the resale limitations of Rule 144 promulgated under the Securities Act.

            Generally, shares of stock owned by insiders, officers, directors and those individuals who purchased shares in private transactions are restricted securities and may be sold under Rule 144, in brokerage transactions and or market maker transactions, after one year provided they comply with the Rule 144 volume limitations. Under Rule 144, sales in a three-month period are limited to an amount equal to the greater of either one percent of our issued and outstanding common stock or the average weekly trading volume of the common stock during the four weeks prior to such sale. Rule 144 also permits the sale of shares without any quantity limitation by a person who is not our affiliate and who has satisfied a two-year holding period.

            There will be approximately 638,500 shares of stock that are restricted securities as that term is defined in Rule 144. Future sales under Rule 144 may have an adverse effect on the market price of the shares of common stock.

LEGAL MATTERS

            David L. Kahn, Esq., Fresno, California, our securities counsel, will pass on the validity of the common stock and warrants being offered by us. Mr. Kahn has received 13,500 shares of restricted stock from us as payment for such legal services.

EXPERTS

            Michael F. Cronin, independent registered public accountant, has audited our financial statements to the extent and for the periods set forth in his report. Our financial statements are included in this prospectus in reliance upon his report, given upon his authority as an expert in accounting and auditing.

AVAILABLE INFORMATION

            We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement as permitted by applicable SEC rules and regulations. Statements in this prospectus about any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement, or document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by this reference.

            The registration statement may be inspected without charge and copies may be obtained at prescribed rates at the SEC's public reference facilities at 100 F Street NE, Room 1024, Washington, DC 20549, or on the Internet at http://www.sec.gov.

            We will furnish to our shareholders annual reports containing audited financial statements reported on by independent public accountants for each fiscal year and make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

INDEX TO AUDITED FINANCIAL STATEMENTS

Amalgamated Pictures Corp.
(a development stage company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Michael F. Cronin
Certified Public Accountant
687 Lee Road, #210A
Rochester, New York 14606

Board of Directors
Amalgamated Pictures Corp.
Margate, Florida

I have audited the accompanying balance sheet of Amalgamated Pictures Corp. (a development stage company) as of September 30, 2005 and the related statements of operations, cash flows and stockholders' equity for the period March 18, 2005 (inception) to September 30, 2005. The financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amalgamated Pictures Corp. as of September 30, 2005 and the results of its operations and cash flows for the period March 18, 2005 (inception) to September 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

October 11, 2005

/s/ Michael F. Cronin

Michael F. Cronin Certified Public Accountant

Amalgamated Pictures Corp. (a development stage company) Balance Sheet September 30, 2005

ASSETS
Current assets:
Cash and cash equivalents	$26,062
Deferred offering costs	671

Total current assets	26,733

Total Assets	$26,733

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$0

Total current liabilities:	0

Advances from stockholder	1,195

Total Liabilities:	1,195

Stockholders' equity:
Preferred stock par value $0.0001
Authorized 5,000,000, none issued and outstanding	0
Common stock, par value $0.0001
Authorized 50,000,000, issued and outstanding 638,500	64
Additional paid-in capital	39,776
Deficit accumulated during development stage	(14,302)

Total stockholders' equity	25,538

Total Liabilities and Stockholders' Equity	$26,733

See Notes to Financial Statements

Amalgamated Pictures Corp.
(a development stage company)

Statement of Operations
For the Period March 18, 2005 (inception) to September 30, 2005

Net sales	$0
Costs applicable to sales and revenue	0

Gross profit	0

Expenses
General and administrative	14,514
Organization expense	70

Total expenses	14,584

Loss before income taxes and interest income	(14,584)

Interest income	282

(14,302)
Income taxes	0

Net loss	$(14,302)

Basic net loss per share	$(0.02)

Weighted average common shares outstanding	638,500

See Notes to Financial Statements

Amalgamated Pictures Corp. (a development stage company) Statement of Cash Flows For the period March 18, 2005 (inception) to September 30, 2005

Cash flows from operating activities
Net loss	$(14,302)
Office space provided by principal stockholder	1,300
Services provided by principal stockholder	13,000
Increase of deferred expenses paid in cash	(131)

Cash used in operating activities	(133)

Cash flows from financing activities
Proceeds from the issuance of common stock	25,000
Advance from stockholder	1,195

Cash generated from financing activities	26,195

Change in cash	26,062
Cash - beginning	0

Cash - end	$26,062

See Notes to Financial Statements

Amalgamated Pictures Corp. (a development stage company) Statement of Changes in Stockholders' Equity For the period March 18, 2005 (inception) to September 30, 2005
			Additional paid-in capital	Deficit accumulated during development stage	Total
	Common stock
	Shares	Amount

Issued to founder for cash at $0.04 per share on March 18, 2005	625,000	$63	$24,937		$25,000
Issued for legal services, amount recorded based on the fair value of stock at $0.04 per share on March 18, 2005	13,500	1	539		540
Fair value of services and office space provided by principal shareholder recorded as contributed capital	0		14,300		14,300
Net loss				$(14,302)	(14,302)

Balance September 30, 2005	638,500	$64	$39,776	$(14,302)	$25,538

See Notes to Financial Statements

AMALGAMATED PICTURES CORP.
(a development stage company)

Summary of Significant Accounting Policies
September 30, 2005

Nature of Development Stage Operations

Amalgamated Pictures Corp., (the "Company") was formed on March 18, 2005 as a Florida corporation. The Company has been organized with the intent to operate in the entertainment industry, specifically, in connection with the development, production, marketing and distribution of low-budget digital films. The Company's activities to date have consisted primarily of organizational and equity fund-raising activities. The Company has not yet commenced its principal revenue producing activities.

Fiscal Year

The Company has chosen December 31 as the end of its fiscal year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Valuation of Long-lived Assets

The Company reviews the recoverability of its long-lived assets, including buildings, equipment and intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the Company's ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

The Company amortizes the costs of other intangibles (excluding goodwill) over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested for impairment, at least annually, and written down to fair value as required.

AMALGAMATED PICTURES CORP.
(a development stage company)

Summary of Significant Accounting Policies (Continued)
September 30, 2005

Revenue and Expense Recognition

Revenue is recognized when earned rather than when received. Sales are recognized when a product is delivered or shipped to the customer and all material conditions relating to the sale have been substantially performed. Expenses are charged to operations as incurred.

Under certain circumstances, the Company recognizes revenue in accordance with the provisions of Statement of Financial Accounting Standards No. 139 and American Institute of Certified Public Accountants Statement of Position 00-2 (collectively referred to as "SOP 00-2").

Stock-based Compensation

Stock-based compensation is accounted for using the intrinsic value method prescribed in Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees," or APB 25, and related interpretations. Under APB 25, compensation cost is measured as the excess, if any, of the closing market price of the Company's stock at the date of grant over the exercise price of the option granted. The Company recognizes compensation cost for stock options, if any, ratably over the vesting period. Generally, options are to be granted with an exercise price equal to the closing market price of the Company's stock on the grant date. Additional pro forma disclosures are to be provided as required under SFAS No. 123, "Accounting for Stock-Based Compensation," or SFAS 123, as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure an Amendment of FASB Statement No. 123," or SFAS 148, using the Black-Scholes pricing model. The value of the equity instrument shall be charged to earnings and in accordance with FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans - an interpretation of APB Opinions No. 15 and 25."

Earnings per Common Share

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"). SFAS 128 replaces the previous "primary" and "fully-diluted" earnings per share with "basic" and "diluted" earnings per share. Unlike "primary" earnings per share that included the dilutive effects of options, warrants and convertible securities, "basic" earnings per share reflects the actual weighted average of shares issued and outstanding during the period. "Diluted" earnings per share are computed similarly to "fully diluted" earnings per share. In a loss year, the calculation for "basic" and "diluted" earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

AMALGAMATED PICTURES CORP.
(a development stage company)

Summary of Significant Accounting Policies (Continued)
September 30, 2005

Income Taxes

The Company must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

Deferred income taxes are recorded in accordance with SFAS No. 109, "Accounting for Income Taxes," or SFAS 109. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of net deferred tax assets is dependent upon generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards.

The Company has determined it more likely than not that these timing differences will not materialize and has provided a valuation allowance against substantially all of its net deferred tax asset. The Company's management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If the assessment of the deferred tax assets or the corresponding valuation allowance were to change, the related adjustment to income would be recorded during the period in which the determination is made. The tax rate may also vary based on results and the mix of income or loss in domestic and foreign tax jurisdictions in which the Company operates.

In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. Recognition of liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions is based on estimates of whether, and to the extent to which, additional taxes will be due. If it is ultimately determined that payment of these amounts is unnecessary, the liability will be reversed and a tax benefit will be recognized during the period in which it is determined that the liability is no longer necessary. An additional charge in the provision for taxes will be recorded in the period in which it is determined that the recorded tax liability is less than the ultimate assessment is expected to be.

Start-up Costs

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting for Costs of Start-Up Activities" ("SOP 98-5"). Pursuant to this statement, the Company is required to expense all start-up costs related to new operations. Accordingly, the Company has expensed organization costs of $70.

AMALGAMATED PICTURES CORP.
(a development stage company)

Summary of Significant Accounting Policies (Continued)
September 30, 2005

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004) "Share-Based Payment," or SFAS No. 123(R). SFAS No. 123(R) revises FASB Statement No. 123 "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, and its related implementation guidance. This Statement eliminates the ability to account for share-based compensation using the intrinsic value method under APB Opinion No. 25. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, known as the requisite service period, which is usually the vesting period. SFAS No. 123(R) is effective for companies filing under Regulation SB as of the beginning of the first interim or annual reporting period that begins after December 15, 2005, which for the Company will be the first quarter of the year ending December 31, 2006. The Company anticipates adopting SFAS No. 123(R) beginning in the quarter ending March 31, 2006. Accordingly, the provisions of SFAS No. 123(R) will apply to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date must be recognized as the requisite service is rendered on or after the required effective date. These new accounting rules will lead to a decrease in reported earnings. Although the adoption of SFAS No. 123(R) could have a material impact on the Company's financial position and results of operations, the potential impact from adopting this statement is being evaluated.

In December 2003, the FASB released a revised version of Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") called FIN 46R, which clarifies certain aspects of FIN 46 and provides certain entities with exemptions from requirements of FIN 46. FIN 46R only slightly modified the variable interest model from that contained in FIN 46 and did change guidance in many other areas. FIN 46R has been adopted by the Company.

In September 2004, the EITF reached a consensus regarding Issue No. 04-1, "Accounting for Preexisting Relationships Between the Parties to a Business Combination" ("EITF 04-1"). EITF 04-1 requires an acquirer in a business combination to evaluate any preexisting relationship with the acquiree to determine if the business combination in effect contains a settlement of the preexisting relationship. A business combination between parties with a preexisting relationship should be viewed as a multiple element transaction. EITF 04-1 is effective for business combinations after October 13, 2004, but requires goodwill resulting from prior business combinations involving parties with a preexisting relationship to be tested for impairment by applying the guidance in the consensus. The Company will apply EITF 04-1 to acquisitions subsequent to the effective date and in its future goodwill impairment testing.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29," which is effective for the Company starting July 1, 2005. In the past, the Company would have frequently been required to measure the value of assets exchanged in non-monetary transactions by using the net book value of the asset relinquished. Under SFAS No. 153, the Company will measure assets exchanged at fair value, as long as the transaction has commercial substance and the fair value of the assets exchanged is determinable within reasonable limits. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 is not anticipated to have a material effect on the Company's financial position, results of operations or cash flows.

AMALGAMATED PICTURES CORP.
(a development stage company)

Notes to Financial Statements
September 30, 2005

Note 1 - Deferred Offering Costs

Deferred offering costs consists of expenses incurred through September 30, 2005 that are directly related to a public offering described more fully in     Note 5. If funds are raised from the public offering, these costs will be offset against stockholders' equity. If no funds are raised, these costs will be expensed in full.

Note 2 - Related Party Transactions

Beginning in March 2005 and continuing through September 30, 2005, the Company's principal stockholder advanced $1,195 to the Company. The advances are non-interest bearing, unsecured and due on October 31, 2006.

The principal stockholder also provided, without cost to the Company, his services, valued at $13,000 or $2,000 per month and office space valued at $1,300 or $200 per month. The total of these expenses, $14,300, was reflected in the statement of operations as general and administrative expenses with a corresponding contribution of additional paid-in capital in the statement of changes of stockholders' equity.

Note 3 - Capital Stock

Description of Securities

Common Stock

The Company is authorized to issue 50,000,000 shares of common stock, with par value of $0.0001 per share. As of September 30, 2005, a total of 638,500 shares of common stock were issued and outstanding. Holders of common stock are entitled to receive dividends, when and if declared by the board of directors, subject to prior rights of holders of any preferred stock then outstanding and to share ratably in the net assets of the company upon liquidation. Holders of common stock do not have preemptive or other rights to subscribe for additional shares. The articles of incorporation do not provide for cumulative voting. Shares of common stock have equal voting, dividend, liquidation and other rights, and have no preference, exchange or appraisal rights.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock with par value of $0.0001 per share. As of September 30, 2005, no shares of preferred stock have been issued. The articles of incorporation provide that the Company's board of directors, without shareholder approval, is authorized to issue the preferred stock in one or more series and can fix the number of shares constituting any series, and can fix the terms, including the rights pertaining to dividends, conversions, voting, redemption and liquidation.

Common Stock Issued for Cash

On March 18, 2005, the Company issued 625,000 shares of common stock, which are restricted as to transferability, to its founder and president for $25,000 cash.

AMALGAMATED PICTURES CORP.
(a development stage company)

Notes to Financial Statements (Continued)
September 30, 2005

Note 3 - Capital Stock (Continued)

Common Stock Issued for Services

On March 18, 2005, the Company issued 13,500 shares of common stock, which are restricted as to transferability, for legal services in connection with the Company's proposed public offering of securities. The shares were valued at $540, which represents the fair value of the stock issued.

Note 4 - Stock Option Plan

On March 18, 2005, the Company adopted the 2005 Amalgamated Pictures Corp. Stock Option Plan (the "Plan"). The Plan provides for the issuance of up to 500,000 shares for options over a ten-year period. Under provisions of the Plan, the purchase price for a share of stock subject to the options shall not be less than 100% of the fair market value of the stock at the date of grant. As of September 30, 2005, no options had been granted.

Note 5 - Income Taxes

The Company has approximately $100 in net operating loss carryovers available to reduce future income taxes. These carryovers expire in 2025. The Company has adopted SFAS 109 which provides for the recognition of a deferred tax asset based upon the value the loss carryforwards will have to reduce future income taxes and management's estimate of the probability of the realization of these tax benefits. The Company has determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of its net deferred tax asset.

Note 6 - Initial Public Offering

The Company filed with the Securities and Exchange Commission in May 2005 a registration statement on Form SB-2 for an initial public offering. The offering is for a total of up to $510,000 consisting of 100,000 units at $5.10 per unit. Each unit will be comprised of one share of common stock and one Class A one-year warrant to purchase an additional share of common stock at $6.00 per share.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24 - INDEMNIFICATION OF OFFICERS AND DIRECTORS

            Pursuant to Section 607.0850 of the Florida Business Corporation Act (the "FBCA"), we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of our company, or serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

            Our Amended and Restated Articles of Incorporation and Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Florida law.

ITEM 25 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The estimated expenses payable by Amalgamated Pictures Corp. in connection with the issuance and distribution of the securities being registered are as follows:

SEC registration fee	$ 131
Blue Sky fees and expenses	5,000
Legal fees and expenses	1,000
Accounting fees and expenses	2,000
Promotion and advertising expenses	8,000
Printing and engraving expenses	2,000
Transfer agent fees and expenses	3,000
Miscellaneous expenses	3,869

Total	$25,000

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ITEM 26 - RECENT SALES OF UNREGISTERED SECURITIES

            We sold the following shares of common stock since our incorporation on March 18, 2005:

            With our formation, we issued 625,000 shares on March 18, 2005, to our founder, Mr. Pack. Mr. Pack paid $25,000 for these shares, which were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

            On March 18, 2005, we issued 13,500 shares to our securities counsel, David L. Kahn, Esq. The shares were issued for legal services and valued at $540. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

ITEM 27 - EXHIBITS

Exhibit	Description of Document

1.1	Form of Subscription Agreement *
3.1	Amended and Restated Articles of Incorporation *
3.2	Bylaws *
3.6	Class A Redeemable Warrant Agreement including Form of Class A Redeemable Warrant Certificate *
4.1	Specimen Common Stock Certificate *
5.1	Opinion of David L. Kahn, Esq. *
10.1	Letter Commitment of Avery Pack to Lend Funds dated November 28, 2005 *
10.4	2005 Amalgamated Pictures Corp. Stock Option Plan *
23.1	Consent of Michael F. Cronin, Certified Public Accountant
23.2	Consent of David L. Kahn, Esq. *

* Previously filed.

ITEM 28 - UNDERTAKINGS

            Amalgamated Pictures Corp. undertakes to:

            (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                        (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table; and

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                        (iii) Include any additional or changed material information on the plan of distribution.

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            (4) For determining liability of Amalgamated Pictures Corp. under the Securities Act to any purchaser in the initial distribution of the securities, Amalgamated Pictures Corp. undertakes that in a primary offering of securities of Amalgamated Pictures Corp. pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, Amalgamated Pictures Corp. will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                        (i) Any preliminary prospectus or prospectus of Amalgamated Pictures Corp. relating to the offering required to be filed pursuant to Rule 424;

                        (ii) Any free writing prospectus relating to the offering prepared by or on behalf of Amalgamated Pictures Corp. or used or referred to by Amalgamated Pictures Corp.;

                        (iii) The portion of any other free writing prospectus relating to the offering containing material information about Amalgamated Pictures Corp. or its securities provided by or on behalf of Amalgamated Pictures Corp.; and

                        (iv) Any other communication that is an offer in the offering made by Amalgamated Pictures Corp. to the purchaser.

            That for the purpose of determining liability under the Securities Act to any purchaser:

            Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

            In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

            In accordance with the requirements of the Securities Act of 1933, this registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Pre-Effective Amendment No. 5 on Form SB-2 to be signed on our behalf by the undersigned, in the City of Margate, State of Florida, on December 28, 2005.

Amalgamated Pictures Corp.

By:	/s/ Avery Pack

Avery Pack President

            In accordance with the Securities Act of 1933, this Pre-Effective Amendment No. 5 on Form SB-2 registration statement was signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Avery Pack

Avery Pack Principal Executive Officer, Director, Principal Accounting Officer, and Principal Financial Officer

Date:	December 28 , 2005

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